                                                                  EXHIBIT 10(11)

                              Cost Plus Agreement
                              -------------------

This agreement (the "Agreement") is dated the1st day of September, 1999, and is effective as of January 1999, by and between Virtual Communities, Inc., a private corporation registered in Delaware having its principal place of business at 589 8th Avenue, New York, New York, 10018 ("VCI") and Virtual Communities Israel Ltd., a private company registered in Israel having its principal place of business at the Jerusalem Technology Park - Malcha, Jerusalem, Israel 91481("VCIL").

WHEREAS, VCI is engaged in electronic publishing on the World Wide Web and owns all right, title and interest in, and operates, Internet sites on the World Wide Web including, www.virtualjerusalem.com, www.virtualholyland.com,
               ------------------------
www.virtualireland.com, www.vjradio.com and www.israelwire.com, ("the VCI Sites"), stored on the VCI servers located in New York;

WHEREAS, VCI is also engaged in developing and acquiring additional web-based communities targeted to U.S. ethnic and cultural groups that combine content and interactive features with advertising and e-commerce opportunities;

WHEREAS, VCI, through its wholly owned subsidiary, VCI Community Solutions, Inc., also markets and sells its online community management solutions to clients interested in building web-based community sites which includes complete end-to-end solutions, including technology, tools for content aggregation, and community design and development services and VCI is obligated to perform certain web development, hosting, exposure and maintenance services for content partners of the VCI Sites (together, "Clients");

WHEREAS, VCIL has the facilities, equipment and employees which shall permit it to undertake and carry out the design, development and maintenance of the VCI Sites and/or Client sites as requested by VCI from time to time; and

Whereas, VCI and VCIL desire to enter into an agreement by which VCIL will undertake development and maintenance activities of the VCI Sites and Client sites for VCI.

Now, therefore, in consideration of the terms and conditions and mutual agreements contained herein, VCI and VCIL agree as follows:

1.   Development and Maintenance.
     ---------------------------

     (a) VCIL hereby agrees to use its best efforts to develop and maintain the VCI Sites and/or other Client sites as may from time to time be requested by VCI and shall provide, without limitation, the following services (the "Services"):

     (1) design and development of World Wide Web sites for VCI and its clients (the "Clients");

     (2) development of software tools to be used in connection with the VCI Sites and the Client sites;

     (3) technical maintenance of, and editorial services and marketing coordination for, the VCI Sites and the Client sites upon the request of and instruction of VCI;

     (4) assistance to VCI in providing, monitoring and supporting associated interactive services offered by VCI on the VCI Sites and Client sites including (without limitation) registered user engines and databases, content management software, email services, modules for sweepstakes, web site statistics and traffic measurement, greeting cards, bulletin boards/forums, search and polling engines, advertising management system, weather services, site indexing, e-commerce solutions, chat rooms, online classified advertising, user created home pages, games, calendars and auctions.

     (b) VCIL shall provide such facilities and materials and shall engage such employees, consultants and subcontractors as are necessary, in its judgment, to perform such services. VCIL undertakes and agrees to obtain all third party rights as may be necessary in order to perform its duties hereunder, including without limitation, the right to sublicense such rights to VCI.

2.   Delivery.  All content and/or material collected and/or developed by VCIL
     --------
for use in or in connection with the VCI Sites and/or other Client sites shall be submitted to VCI and/or to the Clients, as VCI shall direct, for approval, prior to its placement on the VCI Sites and/or the Client sites. Following such approvals as VCI may require, VCIL shall place such material on the VCI Sites and/or the Client sites (as the case may be) and shall, when relevant, ensure the complete and unimpeded accessibility thereto through the navigational tools located on the home pages therein.

3.   Title. All right, title and interest in and to the work performed
     -----
by VCIL under this Agreement including without limitation, any patent, patent applications, know-how, trade-secrets, flow charts, drawings, specifications, data or other information, trademarks, copyrights, moral rights and all other proprietary rights (collectively, "Works") shall belong exclusively to VCI or as the case may be, VCI's Clients. VCIL agrees to execute and deliver to VCI all assignments and other documents as VCI may request, to transfer and perfect all right, title and interest in all such Works.

4.   License. VCI hereby grants to VCIL a worldwide, royalty free license,
     -------
during the term of this Agreement to use the Works in any manner, at VCIL's discretion, an unlimited number of times, solely for purposes of performing its duties hereunder, including without limitation to copy, reproduce, scan, convert into digital form, store or install in and retrieve from a storage device, edit, crop, digitally or otherwise manipulate and modify, distribute, display, perform, adapt, translate, publish, publicize, or prepare derivative works of any kind with respect to the Works.

5.   Reports.
     -------

(a) Until termination of this Agreement, VCIL shall periodically, at VCI's request, provide a written report to VCI with respect to VCIL's performance of the Services since the last such report. In addition, VCIL shall immediately notify VCI of any technical or developmental problems that may arise in the performance of its duties hereunder.

(b) VCIL shall keep and maintain adequate books, records, and files to enable it to furnish complete and accurate information to VCI regarding all aspects of the work performed pursuant to this Agreement, and shall retain such items for a period of five (5) years after termination of this Agreement.

6.   Development and Maintenance Fees.
     --------------------------------

(a) As payment for the services rendered by VCIL under this Agreement, VCI agrees to pay to VCIL a development and maintenance fee in an amount equal to all direct and indirect costs incurred by VCIL in its performance of this Agreement as determined in accordance with Israeli generally accepted accounting principles, except such costs set forth in subsection 6(b) below, ("Reimbursable Costs"), plus a profit equal to 10% of Reimbursable Costs, or such other rate as agreed between the parties from time to time. VCI shall add to the above fee Value Added Tax if, and at the rate, required by Israeli law (collectively, the "Fee").

(b)  The following costs and expenses shall not be Reimbursable Costs:

     (1) interest, commissions and other bank charges incurred by VCIL with respect to borrowings and/or overdraft on VCIL's bank accounts;

     (2) external legal and/or accounting and/or book keeping fees incurred by VCIL;

     (3) costs and expenses related solely to business enterprises other than the Services;

     (4) costs which generate independent income to VCIL including, without limitation, costs associated with VCIL's performance of its obligations under the Financial Services Agreement by and between VCI and VCIL, effective as of January 1, 1999 (the "FSA");

     (5) income taxes, penalties suffered in connection with tax obligations including (without limitation) interest and linkage differentials;

     (6) costs associated with the purchase of fixed assets, except for the depreciation of such assets as claimed by VCIL;

(c) The Fee shall be payable to VCIL on a regular basis as agreed by the parties and as necessary to enable VCIL to pay its subject expenses on a timely basis, pursuant to estimated cash flow projections prepared by VCIL, in consultation with VCI. VCIL shall, on a quarterly basis, prepare an itemization of Reimbursable Costs actually incurred in the preceding quarter.

(d) VCI shall be entitled to set-off against any amounts payable to VCIL hereunder, such amounts owing to VCI by VCIL hereunder, by written notice to VCIL. Upon receipt of such notice, VCIL shall issue a tax receipt to VCI in the amount of the set off.

7.   Confidentiality.
     ---------------

(a) Beginning the date of this Agreement, termination or expiration notwithstanding, each party agrees not to disclose to any third party information concerning the other party's operations, financial and/or technical data, business plans and proposals without advance written approval of the other party, except as may be required by law or governmental regulations.

(b) The parties hereby agree that any breach of Section 7(a) would constitute irreparable harm and that either party shall be entitled to seek specific performance or injunctive relief to enforce Section 7(a) in addition to whatever remedies such party may otherwise be entitled to at law or in equity.

8.   Expiration and Termination.
     --------------------------

(a) This Agreement shall have an initial term of one (1) year from the effective date hereof, and shall be automatically renewed for additional successive one year periods unless at least ninety (90) days advance written notice of intent not to renew is given by either party to the other before the expiration of the initial term or any such renewal term.

(b) Either party may terminate this Agreement at any time on ninety (90) days written notice without cause.

(c) Termination or expiration of this Agreement shall not relieve either party of any obligations under Sections 3, 5(b) and 7 and shall not relieve VCI of its obligation to pay to VCIL any outstanding amount owed, pursuant to
Section 6 above, which shall become immediately due.

(d) The rights provided to the parties hereunder Section 8 shall not be exclusive and are in addition to any of the other rights provided by this Agreement or by law.

9.   Indemnification. VCIL shall indemnify and hold VCI harmless from any and
     ---------------
all damages that may be caused to VCI by virtue of VCIL's breach of the terms of this Agreement including without limitation, costs, expenses and attorneys' fees incurred by VCI. VCI shall notify VCIL promptly in the event that a claim for indemnity is being asserted under this Agreement and VCIL shall be given the opportunity to take over, settle or defend the claim at its own expense. In the event that VCIL so elects, it shall cooperate with and allow VCI to participate at its own expense in the defense or settlement of any such claim.

10.  Assignability. Neither this Agreement nor the rights or obligations
     -------------
hereunder may be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided however, that this Agreement may be assigned by either party to an affiliate of such party, or, upon the merger of the party or the sale of such party's business, to the entity with which the party has merged or to whom the party has sold its business, all without the consent of the other party, upon providing notice to the other party.

11.  General Assurances. The parties agree to execute, acknowledge and deliver
     ------------------
all such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

12.  Notices. All notices provided for in this Agreement shall be given in
     -------
writing and shall be effective when either served by personal delivery or upon receipt via U.S. or international mail, return receipt requested, postage prepaid, at the addresses of the corporate headquarters of VCI and VCIL.

13.  Merger and Amendments. This Agreement constitutes the entire understanding
     ---------------------
of the parties with respect to the subject matter of this Agreement and merges all prior communications, understandings and agreements. This Agreement shall not be modified except by a subsequently dated written amendment of this Agreement, signed on behalf of VCI and VCIL by their duly authorized representatives.

14.  Governing Law. This Agreement shall be governed by and construed in
     -------------
accordance with the laws of the State of New York. The relevant court in New York shall have exclusive jurisdiction with respect to any dispute or matter arising from or in connection with this Agreement.

15.  Relationship of Parties. The parties hereto are independent contractors and
     -----------------------
neither party is an employee, agent, partner or joint venture party of the other. Neither party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party.

In witness whereof, the parties have executed this Agreement by their duly authorized representative as of the date set forth above.

Virtual Communities, Inc.                    Virtual Communities Israel Ltd.

By: s/Avi Moskowitz                          By: s/David Kahn
    ---------------                              ------------
Name: Avi Moskowitz                          Name: David Kahn
Title: President and C.E.O.                  Title: Executive Vice President